UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	38-3161171
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Dauch Drive Detroit, Michigan	48211-1198
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Series A Junior Participating Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:
Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

INTRODUCTORY COMMENT

This Amendment No. 1 amends and supplements the Registration Statement on Form 8-A filed by American Axle & Manufacturing Holdings, Inc. (the “Company”) on September 19, 2003, as amended and superseded by the Company by the Form 8-A filed by the Company on October 21, 2003.

Item 1.      Description of Registrant’s Securities to be Registered.

Item 1 is amended and supplemented by adding the following:

On September 15, 2003, the Company entered into the Rights Agreement (the “Initial Rights Agreement”) with EquiServe Trust Company, N.A. The Initial Rights Agreement was subsequently amended and restated on October 3, 2009 in the Amended and Restated Rights Agreement with Computershare Trust Company, N.A. (the “Amended and Restated Rights Agreement”). The Amended and Restated Rights Agreement was itself amended and restated on February 8, 2011 in the Second Amended and Restated Rights Agreement (the “Second Amended and Restated Rights Agreement”) with Computershare Trust Company, N.A. The Second Amended and Restated Rights Agreement established the Final Expiration Date (as defined in the Second Amended and Restated Rights Agreement) of the Rights on September 15, 2013. As a result, the Rights expired and the Second Amended and Restated Rights Agreement was effectively terminated as of September 15, 2013.

On July 2, 2020, pursuant to Section 151(g) of the Delaware General Corporation Law, the Company caused a Certificate of Elimination of the Series A Preferred Stock (the “Certificate of Elimination”) to be executed and filed with the Secretary of State of the State of Delaware to eliminate the Series A Preferred Stock from the Company’s Certificate of Incorporation, as amended, and, thereafter, all one hundred thousand (100,000) shares of Series A Preferred Stock designated resume the status of authorized and unissued shares of preferred stock, par value $0.01 per share, of the Company. A copy of the Certificate of Elimination is filed as Exhibit 4.4 to this Registration Statement on Form 8-A/A and is incorporated herein by reference.

Item 2. Exhibits

Exhibit No.	Description
4.1	Rights Agreement, dated as of September 15, 2003, between the American Axle & Manufacturing Holdings, Inc. and EquiServe Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A filed September 19, 2003 (File No. 000-50396))
4.2	Amended and Restated Rights Agreement, dated as of October 30, 2009, between American Axle & Manufacturing Holdings, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed November 2, 2009 (File No. 001-14303))
4.3	Second Amended and Restated Rights Agreement, dated as of February 8, 2011, between American Axle & Manufacturing Holdings, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed February 8, 2011 (File No. 001-14303))
4.4	Certificate of Elimination of the Series A Junior Participating Preferred Stock of American Axle & Manufacturing Holdings, Inc. filed with the Secretary of State of the State of Delaware on September 23, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

By:	/s/ David E. Barnes
Name:	David E. Barnes
Title:	Vice President, General Counsel & Secretary

Date:   July 2, 2020

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